Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: MIP Manager, LLC as Manager of My Income Property, LLC

We consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated February 22, 2021, with respect to our audit of the balance sheet of My Income Property, LLC as of January 25, 2021 and the related statements of operations, cash flows and changes in member's equity for January 25, 2021, and the related notes to the financial statements.

Lexington, Kentucky

March 5, 2021

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